As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Krispy Kreme, Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1701311
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Krispy Kreme, Inc.

2116 Hawkins Street

Charlotte, North Carolina 28203

(800) 457-4779

(Address of principal executive offices) (Zip code)

Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Michael Tattersfield

Chief Executive Officer

Krispy Kreme, Inc.

2116 Hawkins Street

Charlotte, North Carolina 28203

(800) 457-4779

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Laura Kaufmann Belkhayat, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 100001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (Common stock, par value $0.01 per share)	7,361,798(2)	$17.00(3)	$125,150,566	$13,653.93
Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan (Common stock, par value $0.01 per share)	2,453,932(4)	$17.00(3)	$41,716,844	$4,551.31
Total	9,815,730	—	$166,867,410	$18,205.24

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) or the Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Represents shares of Common Stock reserved for future issuance under the 2021 Plan. The 2021 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2021 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock determined by the plan administrator.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $17.00 per share of Common Stock pursuant to the Form S-1 (as defined below).

(4)	Represents shares of Common Stock reserved for future issuance under the 2021 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Krispy Kreme, Inc. with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Registration Statement on Form S-1 filed with the Commission on June 1, 2021 (File No. 333-256664), as amended (the “Form S-1”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The Registrant’s prospectus filed on July 2, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Form S-1.

(c) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on June 30, 2021 (File No. 001-40573) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability. The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees) to its directors and officers and its amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by law.

The Registrant has also entered into separate indemnification agreements with each of its directors and officers which are in addition to the Registrant’s indemnification obligations under its certificate of incorporation and amended and restated bylaws. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against expenses and liabilities that may arise by reason of their status as directors and officers, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.

The limitation of liability and indemnification provisions that have been included in the Registrant’s certificate of incorporation, amended and restated bylaws, and the indemnification agreements that the Registrant has entered into with its directors and officers may discourage the Registrant’s stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant also maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-256664), filed with the Commission on June 25, 2021, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1/A (File No. 333-256664), filed with the Securities and Exchange Commission on June 25, 2021)

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1/A (File No. 333-256664), filed with the Securities and Exchange Commission on June 25, 2021)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Form S-1/A (File No. 333-256664), filed with the Securities and Exchange Commission on June 22, 2021)

10.2	Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Form S-1/A (File No. 333-256664), filed with the Securities and Exchange Commission on June 22, 2021)

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, an Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Form S-8)

ITEM 9.	UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 2, 2021.

KRISPY KREME, INC.

By:	/s/ Michael Tattersfield
Michael Tattersfield
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Tattersfield, Josh Charlesworth and Catherine Tang and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Michael Tattersfield	Director, President and Chief Executive Officer
Michael Tattersfield	(Principal Executive Officer)	July 2, 2021

/s/ Josh Charlesworth	Chief Operating Officer and Chief Financial Officer
Josh Charlesworth	(Principal Financial Officer)	July 2, 2021

/s/ Joey Pruitt	Chief Accounting Officer
Joey Pruitt	(Principal Accounting Officer)	July 2, 2021

/s/ Olivier Goudet	Director, Chairman of the Board
Olivier Goudet		July 2, 2021

/s/ Paul Michaels	Director, Vice Chairman of the Board
Paul Michaels		July 2, 2021

/s/ David Bell	Director
David Bell		July 2, 2021

/s/ Patricia Capel	Director
Patricia Capel		July 2, 2021

/s/ Ozan Dokmecioglu	Director
Ozan Dokmecioglu		July 2, 2021

/s/ David Deno	Director
David Deno		July 2, 2021

/s/ Carl E. Lee, Jr.	Director
Carl E. Lee, Jr.		July 2, 2021

/s/ Debbie Roberts	Director
Debbie Roberts		July 2, 2021

/s/ Lubomira Rochet	Director
Lubomira Rochet		July 2, 2021

/s/ Michelle Weese	Director
Michelle Weese		July 2, 2021

/s/ Henry Yeagley	Director
Henry Yeagley		July 2, 2021